UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 8-K
Current Report
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

September 28, 2023
Date of Report
(Date of earliest event reported)
AGCO CORPORATION
(Exact name of Registrant as specified in its charter)

Delaware	001-12930	58-1960019
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)
4205 River Green Parkway
Duluth, Georgia 30096
(Address of principal executive offices, including Zip Code)
770 813-9200
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act
Title of Class	Trading Symbol	Name of exchange on which registered
Common stock	AGCO	New York Stock Exchange
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.
☐

Item 1.01	Entry into a Material Definitive Agreement
On September 28, 2023, AGCO Corporation (“AGCO”) entered into a Sale and Contribution Agreement (the “Agreement”) with Trimble Inc. (“Trimble”) and its currently 100%-owned subsidiary Trimble Solutions, LLC (the “Joint Venture”). Among other things, the Agreement provides for (i) the contribution by Trimble to the Joint Venture of Trimble’s agricultural business, excluding certain Global Navigation Satellite System and guidance technologies, (ii) the contribution by AGCO to the Joint Venture of AGCO’s interest in JCA Industries, LLC d/b/a JCA Technologies in exchange for membership interests in the Joint Venture, and (iii) the purchase by AGCO from Trimble of membership interests in exchange for the payment by AGCO to Trimble of $2 billion in cash, subject to customary working capital and other adjustments. Immediately following the closing and as a result of the transaction, AGCO will own an 85% interest in the Joint Venture. The Agreement includes customary representations, warranties and covenants by the parties and indemnification with respect to certain breaches of those representations, warranties and covenants. The closing is subject to customary conditions, including compliance with antitrust and similar laws. The Agreement entitles Trimble and AGCO to terminate the Agreement under certain circumstances, including the failure of the closing to occur nine months following the date of entry into the Agreement (followed by two three-month extensions in the event that the delay is the result of the failure to obtain certain antitrust approvals). Under certain circumstance, AGCO could be obligated to pay Trimble a termination fee of $94 million. The Agreement contemplates that the parties will enter into various ancillary agreements at closing, including an Operating Agreement, a Supply Agreement, a Technology Agreement, a Trademark Agreement, a Correction Services Agreement, and certain employment-related agreements.

AGCO intends to finance the purchase price described above through the issuance of notes and otherwise available working capital. To provide for financing in the event that the note issuances are not complete prior to closing, AGCO entered into a commitment letter for a $2.00 Billion Senior Unsecured 364-Day Bridge Facility (the “Commitment Letter”) with Morgan Stanley Senior Funding, Inc. In the event that agreed-upon closing conditions are met, the facility contemplated by the Commitment Letter would provide for the lending to AGCO of up to $2 billion at an interest rate equal to, at AGCO’s election, a “Base Rate” plus an “Applicable Margin” or alternatively “Term SOFR” plus an “Applicable Margin,” in either case together with a “Duration Fee,” all of which are defined in the Commitment Letter. The facility would mature 364 days after the closing, permit voluntary prepayments, require certain mandatory prepayments, and contain financial covenants, including a “Net Leverage Ratio” (to be defined consistently with AGCO’s existing credit agreement) not to exceed 3.50:1.00, (b) an “Interest Coverage Ratio” (to be defined consistently with AGCO’s existing credit agreement) of not less than 3.00 to 1.00 and (c) a limitation on the indebtedness of subsidiaries not guaranteeing the facility.

Copies of the Agreement and the Commitment Letter are attached hereto as Exhibits 2.1 and 10.1, respectively, and are incorporated herein by reference. The foregoing descriptions of the Agreement and the Commitment Letter do not purport to be complete and are qualified in their entirety by reference to the full texts of the Agreement and the Commitment Letter.

Item 2.03	Creation of A Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

Item 1.01 above is incorporated herein by reference.

Item 7.01	Regulation FD
In connection with the announcement of the transaction, the following exhibits also have been furnished with this Form 8-K: (i) a joint press release dated September 28, 2023, announcing the transaction and (ii) materials presented to investors with respect to a conference with investors held on September 28, 2023.

Item 9.01	Financial Statements and Exhibits.
(d) Exhibits

Exhibit No.	Description

2.1	Sale and Contribution Agreement
10.1	Commitment Letter for $2.00 Billion Senior Unsecured 364-Day Bridge Facility
99.1	Press Release dated September 28, 2023
99.2	Investor presentation materials for conference held on September 28, 2023

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AGCO Corporation

By:	/s/ Damon Audia
Damon Audia Senior Vice President and Chief Financial Officer
Dated: September 29, 2023